Exhibit 10.6

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (hereinafter referred to as this “Agreement”) is entered this the 24th day of May 2010, by and among Compass Acquisition Corporation, a Cayman Islands exempted company, whose registered office address is at c/o Stuarts Corporate Services Ltd. P.O. Box 2510, Grand Cayman KY1-1104, Cayman Islands (hereinafter referred to as “Compass”) and its controlling shareholders identified on the signature page hereof (“Compass Shareholders”), the respective address of each is set forth in Section 9.03, and Tsing Da Century Education Technology Co. Ltd., a British Virgin Islands business company whose address is P.O. Box 957, Offshore Incorporations Centre, Tortola, British Virgin Islands (hereinafter referred to as “Tsingda”) and the shareholders of Tsingda (the “Tsingda Shareholders”):

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WHEREAS, Compass is an exempted company incorporated with limited liability under the laws of Cayman Islands with no significant operations;

WHEREAS, Tsingda is a private company incorporated under the laws of the British Virgin Islands. Tsingda owns 100% of the issued and outstanding capital stock of Beijing Tsingda Century Management Consulting Ltd. (“Tsingda Management”), a wholly foreign owned enterprise incorporated under the laws of the People’s Republic of China (“PRC”). On April 26, 2010, Tsingda Management entered into a series of contractual agreements with Beijing Tsingda Century Investment Consultant of Education Co. Ltd (“Tsingda Education”), a company incorporated under the laws of the PRC, and its shareholders, in which Tsingda Management assumed management of the business activities of Tsingda Education and has the right to appoint all executives and senior management and the members of the board of directors. Tsingda, Tsingda Management, and Tsingda Education shall be referred to herein collectively as the “Tsingda Group”;

WHEREAS, Compass agrees to acquire up to 100% of the issued and outstanding shares of Tsingda from the Tsingda Shareholders in exchange for the issuance of certain shares of Compass (“Exchange”) and the Tsingda Shareholders agree to exchange their shares of Tsingda on the terms described herein. On the Closing Date, Tsingda will become a wholly-owned subsidiary of Compass;

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NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF TSINGDA

As an inducement to, and to obtain the reliance of Compass, except as set forth in the Tsingda Schedules (as hereinafter defined), Tsingda and the Tsingda Shareholders (jointly and severally) represent and warrant as of the Closing Date, as defined below, as follows:

Section 1.01. Incorporation. Tsingda is a company duly incorporated, validly existing, and in good standing under the laws of the British Virgin Islands and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Included in the Tsingda Schedules are complete and correct copies of the memorandum of association and articles of association of Tsingda as in effect on the date hereof. The execution and delivery of this Agreement by the Tsingda Group does not, and the consummation of the transactions contemplated hereby will not, violate any provision of their respective memorandum of association or articles of association or formation documents. Tsingda has taken all actions required by law, its memorandum of association and articles of association, or otherwise to authorize the execution and delivery of this Agreement. Tsingda has full power, authority, and legal capacity and has taken all action required by law, its memorandum of association and articles of association, and otherwise to consummate the transactions herein contemplated.

Each member of the Tsingda Group is organized under the laws of the jurisdiction set forth in Schedule 1.03 hereto, is duly formed or organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by each member of the Tsingda Group to be conducted. Each member of the Tsingda Group is in possession of all approvals, licenses, and permits necessary to own, lease and operate the properties it purports to own, operate or lease, to carry on its business as it is now being conducted, to consummate the Transactions contemplated under this Agreement. No member of the Tsingda Group is in violation of any of the provisions of their respective charter documents. No member of the Tsingda Group is required to qualify to do business as a foreign corporation in any other jurisdiction.

Section 1.02. Authorized Shares. The number of shares which Tsingda is authorized to issue consists of 50,000 shares of a single class, par value of $1.00 per share. There are 50,000 shares currently issued and outstanding. The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 1.03. Subsidiaries and Predecessor Corporations. Tsingda owns all of the equity interest of Tsingda Management. Except as set forth in the Tsingda Schedule 1.03, Tsingda does not have any subsidiaries, and does not own, beneficially or of record, any shares of any other corporation. For purposes hereinafter, the term “Tsingda” also includes those subsidiaries set forth on the Tsingda Schedules. Neither Tsingda nor Tsingda Management have conducted any business operations, and neither party has liabilities contingent or otherwise exceeding $10,000, other than as disclosed herein.

Section 1.04. Financial Statements.

(a). Included in the Tsingda Schedule 1.04 are the audited balance sheets of Tsingda Education as of December 31, 2009 and December 31, 2008 and the related audited statements of operations, shareholders’ equity and cash flows for the fiscal years ended December 31, 2009 and December 31, 2008 together with the notes to such statements and the opinion of Jeffrey & Company, independent certified public accountants.

(b). All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Tsingda Education balance sheets are true and accurate and present fairly as of their respective dates the financial condition of Tsingda Education in all material respects. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Tsingda Education had no material liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Tsingda Education, in accordance with generally accepted accounting principles. The statements of operations, shareholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

(c). there no tax liens or outstanding tax audits affecting any Tsingda Group member, Tsingda Group has duly and punctually paid all governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and Tsingda Group has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all governmental fees and taxation.

(d). The books and records, financial and otherwise, of Tsingda Group are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved.

(e). All of Tsingda Education’s assets are reflected on its financial statements, and, except as set forth in the Tsingda Schedules or the financial statements of Tsingda Education or the notes thereto, Tsingda Education has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 1.05. Information. The information concerning Tsingda Group set forth in this Agreement and in the Tsingda Schedules is complete and accurate in all material respects as required under the Agreement and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. In addition, Tsingda Group has fully disclosed in writing to Compass (through this Agreement or the Tsingda Schedules) all information relating to matters involving Tsingda Group or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $100,000 liability, (ii) have led or may lead to a competitive disadvantage on the part of Tsingda Group or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on Tsingda Group, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 1.06. Options or Warrants. Except as set forth in the Tsingda Schedule 1.06, there are no existing options, warrants, convertible securities, phantom stock, voting agreements, voting trusts, shareholder agreements, rights of first refusal, redemptions, calls, or commitments of any character relating to the authorized and unissued stock of Tsingda Group.

Section 1.07. Absence of Certain Changes or Events. Since December 31, 2009 and except as disclosed in this Agreement (including the Tsingda Schedules):

(a). there has not been (i) any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of Tsingda Group or (ii) any damage, destruction or loss to Tsingda Group (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of the Tsingda Group;

(b). Tsingda Group has not (i) amended its memorandum of association or articles of association; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to shareholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of the Tsingda Group; (iv) entered into any transactions or agreements other than in the ordinary course of business; (v) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vi) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $10,000; or (vii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees; and

(c). Tsingda Group has not (i) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement.

(d). to their knowledge, none of the Tsingda Group have become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of the Tsingda Group.

Section 1.08. Litigation and Proceedings. Except as disclosed on Tsingda Schedule 1.08, there are no actions, suits, proceedings, court orders, or investigations pending or, to the knowledge of Tsingda Group after reasonable investigation, threatened by or against Tsingda Group or affecting Tsingda Group or its business or properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Tsingda Group does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1.09. Contracts.

(a). All “material” contracts, agreements, franchises, license agreements, debt instruments or other commitments to which Tsingda Group is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business are set forth on the Tsingda Schedules. A “material” contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement, (ii) involves aggregate obligations of at least one hundred thousand dollars ($100,000), (iii) restrict business activities (including any non-compete or standstill agreement), (iv) any intellectual property agreement (including any license agreements), (v) partnership or joint venture agreement, and (vi) any transactions with the Tsingda Group and any affiliates thereof ;

(b). All contracts, agreements, franchises, license agreements, and other commitments to which Tsingda Group is a party or by which its properties are bound and which are material (as defined above) to the operations of Tsingda Group taken as a whole are valid and enforceable by Tsingda Group in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally, and there are no violations or breaches of any material agreement by any party; and

(c). Except as included or described in the Tsingda Schedule 1.09 or reflected in the most recent Tsingda Education balance sheet, Tsingda Education is not a party to any oral or written (i) material contract for the employment of any officer or employee; (ii) material profit sharing, bonus, deferred compensation, stock option, severance pay, pension, employee benefit or retirement plan, (iii) material agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation; (vi) material collective bargaining agreement; (vii) material agreement with any present or former officer or director of Tsingda Education, (v) there have been no employees strikes or labor disputes involving any employees of Tsingda Education, and (vi) no form of compensation in a material amount payable or due to any employee of Tsingda Education is in arrears.

Section 1.10. No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which Tsingda Group is a party or to which any of its assets, properties or operations are subject. In addition, the series of contractual agreements between Tsingda Management and Tsingda Education referred to in the recitals hereof have been approved by the respective boards of directors and shareholders of both companies.

Section 1.11. Compliance With Laws and Regulations. To the best of its knowledge, Tsingda Group has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Tsingda Group or except to the extent that noncompliance would not result in the occurrence of any material liability for Tsingda Group. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 1.12. Approval of Agreement. The Board of Directors of Tsingda has authorized the execution and delivery of this Agreement by Tsingda and has approved this Agreement and the transactions contemplated hereby, and will recommend to the Tsingda Shareholders that the Exchange be accepted.

Section 1.13. Tsingda Schedules. Tsingda has delivered to Compass the following schedules together with other schedules in this Article I (collectively referred to as the “Tsingda Schedules”) all of which will be certified by the chief executive officer of Tsingda as required under Section 6.02 as complete, true, and correct in all material respects as of the Closing Date:

(a). a schedule containing complete and correct copies of the memorandum of association and articles of association of Tsingda Group in effect as of the date of this Agreement;

(b). a schedule containing the financial statements of Tsingda Education identified in paragraph 1.04(a);

(c). a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Tsingda Group since December 31, 2009, required to be provided pursuant to Section 1.07 hereof;

(d). a schedule of any exceptions to the representations made herein; and

(e). a schedule containing the other information requested above.

Tsingda shall cause the Tsingda Schedules and the instruments and data delivered to Compass hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 1.14. Valid Obligation. This Agreement and all agreements and other documents executed by the Tsingda Group, as applicable, in connection herewith constitute the valid and binding obligation of the respective Tsingda Group member, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 1.15. Title to Assets; Liens, Etc. Each of Tsingda Education and its subsidiaries has good and marketable title to its assets, including the assets reflected in the most recent balance sheet included in the Tsingda Education’s financial statements as set forth in Section 1.04, and in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (a) those resulting from taxes which have not yet become delinquent; (b) liens and encumbrances which do not materially detract from the value of the assets subject thereto or materially impair the operations of Tsingda Education or any subsidiary; (c) those that have otherwise arisen in the ordinary course of business; and (d) those that would not reasonably be expected to have a material adverse change in the business, operations, property, inventory, assets, or condition of Tsingda Education and its subsidiaries. Each of Tsingda Group and its subsidiaries is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

Section 1.16. Intellectual Property. Except as set forth on Schedule 1.16, each of Tsingda Group and its subsidiaries owns or possesses licenses or rights to use all patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names and copyrights that it believes are necessary to enable it to conduct its business as now operated (the “Intellectual Property”). Except as set forth on Schedule 1.16, there are no material options, licenses or agreements relating to the Intellectual Property, nor is the Tsingda Group or any subsidiary bound by, or a party to, any material options, licenses or agreements relating to the patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names or copyrights of any other person or entity. Except as disclosed in the Schedule 1.16, there is no claim or action or proceeding pending or, to the Tsingda Group’s knowledge, threatened, that challenges the right of the Tsingda Group or any subsidiary with respect to any Intellectual Property.

Section 1.17. Environmental Laws. To the best of the knowledge of the Tsingda Group and its subsidiaries (a) are in compliance with any and all Environmental Laws (as hereinafter defined), (b) have received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business and (c) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (a), (b) and (c), the failure to so comply would reasonably be expected to have, individually or in the aggregate, a material adverse change in the business, operations, property, inventory, assets, or condition of Tsingda Group and its subsidiaries. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

Section 1.18. Applicable Laws and Regulations. Tsingda Group and its subsidiaries are in compliance with applicable laws and regulations governing its business. All material consents, permits, approvals, authorizations or licenses requisite under applicable law for the due and proper establishment and operation of the Tsingda Group and its subsidiaries doing business in each applicable jurisdiction have been duly obtained from the relevant governmental authorities and are in full force and effect.

Section 1.19. Material Transactions or Affiliations. Except as disclosed herein, in Schedule 1.19, or in any other Tsingda Schedule, there exists no contract, agreement or arrangement between the Tsingda Group and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by the Tsingda Group to own beneficially, 5% or more of the issued and outstanding shares or equity interest of a Tsingda Group member and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof. No Tsingda Group member has any commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any affiliated person.

Section 1.20. Sarbanes-Oxley; Disclosure Controls. Tsingda will be in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it after the Exchange. Tsingda shall establish disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) for Tsingda and design such disclosure controls and procedures to ensure that material information relating to Tsingda is made known to the certifying officers by others within those entities.

ARTICLE II

REPRESENTATIONS, COVENANTS, AND WARRANTIES REGARDING COMPASS

Compass Stockholders, collectively, are greater than 10% holder of the outstanding capital stock of Compass, and is therefore familiar with Compass and its operations sufficient to make the representations and warranties contained in this Article II. As an inducement to, and to obtain the reliance of Tsingda and the Tsingda Shareholders, Compass and each Compass Stockholder represent and warrant, as of the date hereof and as of the Closing Date (to their respective actual knowledge only), as follows:

Section 2.01. Organization. Compass is an exempted company duly incorporated, validly existing, and in good standing under the laws of Cayman Islands and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Compass has provided to Tsingda complete and correct copies of the Memorandum of Association and Articles of Association of Compass as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Compass’s Memorandum of Association and Articles of Association. Compass has taken all action required by law, its Memorandum of Association and Articles of Association, or otherwise to authorize the execution and delivery of this Agreement, and Compass has full power, authority, and legal right and has taken all action required by law, its Memorandum of Association and Articles of Association, or otherwise to consummate the transactions herein contemplated.

Section 2.02. Capitalization.

(a). Compass’s authorized share capital consists 39,062,500 ordinary shares, $.000128 par value, and 781,250 preferred shares, $.000128 par value. The issued and outstanding shares are 3,743,531 ordinary shares and no preferred shares, excluding the Exchange Shares. The foregoing notwithstanding, Compass will obtain shareholder approval to consolidate its ordinary shares on a 3 for 1 basis and to increase its authorized ordinary shares to 100,000,000 promptly following the execution of this Agreement. All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person. As of the Closing Date, no shares of Compass’s ordinary shares were reserved for issuance upon the exercise of outstanding options to purchase the ordinary shares; (iv) no ordinary shares were reserved for issuance upon the exercise of outstanding warrants to purchase Compass ordinary shares; (v) no shares of preferred stock were reserved for issuance to any party; and (vi) no ordinary shares were reserved for issuance upon the conversion of Compass preferred shares or any outstanding convertible notes, debentures or securities. All outstanding Compass ordinary shares have been issued and granted in compliance with (i) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (ii) all requirements set forth in any applicable Contracts.

(b). Other than as stated in subparagraph (a) above, there are no equity securities, partnership interests or similar ownership interests of any class of any equity security of Compass, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as contemplated by this Agreement, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Compass is a party or by which it is bound obligating Compass to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares, partnership interests or similar ownership interests of Compass or obligating Compass to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. There is no plan or arrangement to issue Compass ordinary shares or preferred shares except as set forth in this Agreement.

Except as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which Compass is a party or by which it is bound with respect to any equity security of any class of Compass, and there are no agreements to which Compass is a party, or which Compass has knowledge of, which conflict with this Agreement or the transactions contemplated herein or otherwise prohibit the consummation of the transactions contemplated hereunder.

Section 2.03. Subsidiaries and Predecessor Corporations. Compass does not have any predecessor corporation(s), no subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

Section 2.04. Financial Statements.

(a). Compass has provided to Tsingda the audited balance sheets of Compass as of June 30, 2009 and June 30, 2008, the related audited statements of operations, shareholders’ equity and cash flows together with the notes to such statements and the opinion of PMB Helin Donovan, LLP, independent certified public accountants, with respect thereto;

(b). Compass has provided to Tsingda unaudited balance sheets of March 31, 2010 and the related unaudited statements of operations, shareholders’ equity and cash flows for the quarters ended on such dates which financial statements have been reviewed by PMB Helin Donovan, LLP;

(c). All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Compass balance sheets are true and accurate and present fairly as of their respective dates the financial condition of Compass. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Compass had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Compass, in accordance with generally accepted accounting principles. The statements of operations, shareholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles;

(d). Compass has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable;

(e). Compass has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial;

(f). The books and records, financial and otherwise, of Compass are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved; and

(g). All of Compass’s assets are reflected on its financial statements, and, except as set forth in the financial statements of Compass or the notes thereto, Compass has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 2.05. Information. The information concerning Compass set forth in this Agreement and as provided to Tsingda by Compass is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. In addition, Compass has fully disclosed in writing to Tsingda (through this Agreement or otherwise ) all information relating to matters involving Compass or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $1,000 liability, (ii) have led or may lead to a competitive disadvantage on the part of Compass or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on Compass, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 2.06. Options or Warrants. There are no existing options, warrants, convertible securities, phantom stock, voting agreements, voting trusts, shareholder agreements, rights of first refusal, redemptions, calls, or commitments of any character relating to the authorized and unissued shares of Compass.

Section 2.07. Absence of Certain Changes or Events. Since March 31, 2010 and except (i) as disclosed in the Agreement, (ii) for the Consulting Agreement with Nautilus Global Partners, LLC and the Company dated May 18, 2010, and (iii) for the issuance of 2,745,256 ordinary shares to Clifford Teller, Karl Brenza, Christopher Fiore, and MJR Holdings, Inc:

(a). there has not been (i) any material adverse change in the business, operations, properties, assets or condition of Compass or (ii) any damage, destruction or loss to Compass (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of Compass;

(b). Compass has not (i) amended its Memorandum of Association and Articles of Association except as required by or referenced in this Agreement; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of Compass; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

(c). Compass has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds; (iii) incurred, paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent Compass balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than $1,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Compass; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

(d). to the knowledge of Compass and the Compass Shareholders, Compass has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of Compass.

Section 2.08. Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or, to the knowledge of Compass after reasonable investigation, threatened by or against Compass or affecting Compass or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Compass has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 2.09. Contracts.

Except as disclosed in this Agreement;

(a). Compass is not a party to, and its assets, products, technology and properties are not bound by, any contract, franchise, license agreement, agreement, debt instrument or other commitments whether such agreement is in writing or oral;

(b). Compass is not a party to or bound by, and the properties of Compass are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award; and

(c). Compass is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension, employee benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of Compass.

Section 2.10. No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Compass is a party or to which any of its assets, properties or operations are subject.

Section 2.11. Compliance With Laws and Regulations. To the best of its knowledge, Compass has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof. This compliance includes, but is not limited to, the filing of all reports and forms to date with federal and state securities authorities.

Section 2.12. Approval of Agreement. The Board of Directors of Compass has authorized the execution and delivery of this Agreement by Compass and has approved this Agreement and the transactions contemplated hereby.

Section 2.13. Material Transactions or Affiliations. Except as disclosed herein (including Section 2.07), there exists no contract, agreement or arrangement between Compass and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by Compass to own beneficially, 5% or more of the issued and outstanding Ordinary Shares of Compass and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof. Compass has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any affiliated person.

Section 2.14. [Intentionally Omitted]

Section 2.15. [Intentionally Omitted]

Section 2.16. Valid Obligation. This Agreement and all agreements and other documents executed by Compass in connection herewith constitute the valid and binding obligation of Compass, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 2.17. SEC Filings; Financial Statements.

(a). Compass has made available to Tsingda a correct and complete copy, or there has been available on EDGAR, copies of each report, registration statement and definitive proxy statement filed by Compass with the SEC for the 36 months prior to the date of this Agreement (the “Compass SEC Reports”), which, to Compass’s knowledge, are all the forms, reports and documents filed by Compass with the SEC for the 36 months prior to the date of this Agreement. As of their respective dates, to Compass’s knowledge, the Compass SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (“Securities Act”), the Exchange Act or the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Compass SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b). Each set of financial statements (including, in each case, any related notes thereto) contained in the Compass SEC Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q promulgated under the Exchange Act) and each fairly presents in all material respects the financial position of Compass at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a material adverse change on Compass taken as a whole.

(c). There are no amendments or modifications to Compass SEC Reports which have not yet been filed with the SEC but which will be required to be filed, including any agreements, documents or other instruments which previously had been filed by Purchaser with the SEC pursuant to the Securities Act or the Exchange Act .

(d). The are no outstanding comment or other letters from the SEC to Compass which have not been satisfied by Compass.

(e). There are no outstanding written communications from Financial Industry Regulatory Authority (FINRA) regarding Compass.

(f). All the accounts, books, registers, ledgers, Board minutes and financial and other records of whatsoever kind of Purchaser have been fully, properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of Compass. Compass maintains a system of internal accounting controls sufficient, in the judgment of Compass to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

Section 2.18. Exchange Act Compliance. Compass is in compliance with, and current in, all of the reporting, filing and other requirements under the Exchange Act, the Ordinary Shares have been registered under Section 12(g) of the Exchange Act, and Compass is in compliance with all of the requirements under, and imposed by, Section 12(g) of the Exchange Act, except where a failure to so comply is not reasonably likely to have a Material Adverse Effect on Compass.

Section 2.19. Title to Property. Compass does not own or lease any real property or personal property. There are no options or other contracts under which Compass has a right or obligation to acquire or lease any interest in real property or personal property.

Section 2.20. Intellectual Property. Compass does not own, license or otherwise have any right, title or interest in any intellectual property.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE TSINGDA SHAREHOLDERS

The Tsingda Shareholders hereby represents and warrants, severally and solely, to Compass as follows.

Section 3.01. Good Title. Each of the Tsingda Shareholders is the record and beneficial owner, and has good title to the shares of Tsingda as set opposite such shareholders name on Schedule 4.01 (“Tsingda Shares”), with the right and authority to sell and deliver such Tsingda Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever. At Closing, Compass will receive good title to such Tsingda Shares, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature or restriction.

Section 3.02. Power and Authority. Each of the Tsingda Shareholders has the legal power, capacity and authority to execute and deliver this Agreement to consummate the transactions contemplated by this Agreement, and to perform his obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of the Tsingda Shareholders, enforceable against the Tsingda Shareholders in accordance with the terms hereof.

Section 3.03. No Conflicts. The execution and delivery of this Agreement by the Tsingda Shareholders and the performance by the Tsingda Shareholders of their obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any laws; (b) will not violate any laws applicable to the Tsingda Shareholders and (c) will not violate or breach any contractual obligation to which the Tsingda Shareholders are a party.

Section 3.04. Finder’s Fee. Each of the Tsingda Shareholders represents and warrants that it has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Exchange.

Section 3.05. Purchase Entirely for Own Account. The Exchange Shares (as defined in Section 4.01 herein) proposed to be acquired by each of the Tsingda Shareholders hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and each of the Tsingda Shareholders has no present intention of selling or otherwise distributing the Exchange Shares, except in compliance with applicable securities laws.

Section 3.06. Acquisition of Exchange Shares for Investment.

(a). Each Tsingda Shareholder is acquiring the Exchange Shares for investment for Tsingda Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and each Tsingda Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same. Each Tsingda Shareholder further represents that he or she does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Exchange Shares.

(b). Each Tsingda Shareholder represents and warrants that he or she: (i) can bear the economic risk of his respective investments, and (ii) possesses such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in Compass and its securities.

(c). Each Tsingda Shareholder is not a “U.S. Person” as defined in Rule 902(k) of Regulation S of the Securities Act (“Regulation S”) (each a “Non-U.S. Shareholder”) and each understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof to such Tsingda Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation S. Each Non-U.S. Shareholder has no intention of becoming a U.S. Person. At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, each Non-U.S. Shareholder was outside of the United States. Each certificate representing the Exchange Shares shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

(d). Each Tsingda Shareholder acknowledges that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(e). Each Tsingda Shareholder acknowledges that he has carefully reviewed such information as he has deemed necessary to evaluate an investment in Compass and its securities. To the full satisfaction of each Tsingda Shareholder, he has been furnished all materials that he has requested relating to Compass and the issuance of the Exchange Shares hereunder, and each Tsingda Shareholder has been afforded the opportunity to ask questions of Compass’s representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to the Tsingda Shareholders. Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of Compass set forth in this Agreement, on which each of the Tsingda Shareholders have relied in making an exchange of his shares Tsingda for the Exchange Shares.

(f). Each Tsingda Shareholder understands and agrees that the Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, including Regulation S, and that in the absence of an effective registration statement covering the Exchange Shares or any available exemption from registration under the Securities Act, the Exchange Shares may have to be held indefinitely. Each Tsingda Shareholder further acknowledges that the Exchange Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are satisfied (including, without limitation, Compass’s compliance with the reporting requirements under the Exchange Act), and further, Compass will refuse to register any transfer of securities by Tsingda Shareholder not made according to Regulation S, the Securities Act or other exemption thereof.

(g). The Tsingda Shareholder agrees that, notwithstanding anything contained herein to the contrary, the warranties, representations, agreements and covenants of the Tsingda Shareholder under this Section 3.06 shall survive the Closing.

Section 3.07. Additional Legend; Consent. Additionally, the Exchange Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. Each of the Tsingda Shareholders consents to Compass making a notation on its records or giving instructions to any transfer agent of Exchange Shares in order to implement the restrictions on transfer of the Exchange Shares.

ARTICLE IV

PLAN OF EXCHANGE

Section 4.01. The Exchange.

(a). On the terms and subject to the conditions set forth in this Agreement, at Closing (as defined herein), each Tsingda Shareholder shall be deemed the beneficial and record owner of number of preferred shares of Compass set opposite each Tsingda’s Shareholder’s name as set forth on Schedule 4.01, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description (“Exchange Shares”). Certificates representing the respective preferred shares of Compass shall be delivered to the Tsingda Shareholders within ten (10) days from the Closing. The preferred shares of Compass will be convertible into the number of ordinary shares of Compass as set forth on Schedule 4.01 after giving effect to the Charter Amendments (as defined herein). “Exchange Shares” as stated herein shall mean the preferred shares and the ordinary shares issuable upon conversion of the preferred shares.

(b). On the terms and subject to the conditions set forth in this Agreement, at Closing, each Tsingda Shareholder shall deliver to Compass, the number of ordinary shares of Tsingda set opposite each Tsingda Shareholder’s name as set forth on Schedule 4.01, together with stock powers in favor of Compass (“Tsingda Shares”), free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description. The parties hereby acknowledged that share certificates of the Tsingda have not been issued to each of the Tsingda Shareholders.

Upon consummation of the transaction contemplated herein, after giving effect to a 3 for 1 share consolidation, all of the issued and outstanding shares of Tsingda shall be held by Compass. Upon consummation of the transaction contemplated herein and after giving effect to the Charter Amendments, there shall be 27,729,861 ordinary shares and no preferred shares issued and outstanding of Compass, of which 1,247,843 ordinary shares will be held by the existing Compass shareholders, 2,079,740 ordinary shares will be held by Eastbridge Investment Group Corporation, and 24,402,278 ordinary shares will be held by the Tsingda Shareholders.

Section 4.02. Closing. The closing (the “Closing” or the “Closing Date”) of the transactions contemplated by this Agreement shall occur ") will occur no later than May 21, 2010 or such later date as agreed to in writing by the parties ("Closing Date"). Such Closing shall take place at a mutually agreeable time and place, and be conditioned upon all of the conditions of the Offering being met.

Section 4.03. Closing Events. At the Closing, Compass, Tsingda and the Tsingda Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 4.05. Termination. In the event the parties are unable to effect a Closing of the transactions contemplated herein on or before the Closing Date, then in such event; this Agreement shall be deemed null and void and no obligation, right or liability shall arise hereunder.

ARTICLE V

SPECIAL COVENANTS

Section 5.01. Access to Properties and Records. Compass and Tsingda will each afford to the officers and authorized representatives of the other full access to the properties, books and records of Compass or Tsingda, as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of Compass or Tsingda, as the case may be, as the other shall from time to time reasonably request.

Section 5.02. Delivery of Books and Records. At the Closing, Compass shall deliver to Tsingda, the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of Compass which is now in the possession of Compass or its representatives.

Section 5.03. Third Party Consents and Certificates. Compass and Tsingda agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 5.04. Designation of Directors and Officer. At Closing: (a) Zhang Hui will be appointed Chairman, President, and a Director of the Company, Liu Juntao shall be appointed Executive Vice President of the Compass, and Kang Chungmai will be appointed Chief Financial Officer, and Secretary of Compass; and (b) immediately after the appointments in (i) have occurred, all existing officers and directors of Compass (other than Joseph Rozelle as a director) shall have resigned in such capacities. Subject to the effectiveness of an Information Statement required by Rule 14f-1 promulgated under the Exchange Act, Liu Juntao and Kang Chungmai also shall be appointed directors of Compass.

Section 5.05. Indemnification.

(a). Tsingda hereby agrees to indemnify Compass and each of the officers, agents and directors of Compass as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever) (the “Loss”), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

(b). The Tsingda Shareholders, jointly and severally, agree to indemnify Compass and each of the officers, agents and directors of Compass as of the date of execution of this Agreement against any Loss, to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I and Article III of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

(c). Compass hereby agrees to indemnify Tsingda and each of the officers, agents, and directors of Tsingda and the Tsingda Shareholders as of the date of execution of this Agreement against any Loss to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

(d). Subject to the other provisions of this subsection (d), Compass Shareholders agree to indemnify Tsingda and each of the officers, agents, and directors of Tsingda and the Tsingda Shareholders as of the date of execution of this Agreement against any Loss to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II of this Agreement. Notwithstanding the forgoing, in no event shall each Compass Shareholder’s total liability for Losses pursuant to this Section 5.05(d) exceed (and shall be capped at) the Fair Market Value (as defined below) on the Determination Date (as defined below) of the ordinary shares of Compass held by such shareholder on the Closing Date (adjusted for (x) any subsequent stock split, stock dividend, consolidation, re-organization, reclassification and the like and (y) any previous surrender of such ordinary shares by such Compass Shareholder pursuant to this Section 5.05(d) to satisfy an indemnification claim). For purposes of clarification, the number of ordinary shares held by the Compass Shareholders at Closing are as follows;

MJR Holdings, Inc.	1,098,103
Christopher Fiore	549,051
Clifford Teller	549,051
Karl Brenza	549,051
Nautilus Global Partners, LLC	781,250

In satisfying his or its indemnification obligations under this Section 5.05(d), such Compass Shareholders shall have the option of surrendering to Compass for cancellation that number of Compass ordinary shares held by the Compass Shareholder in an amount equal to the dollar amount of the Loss divided by the Fair Market Value calculated on a per share basis. The parties hereto agree that should a Compass Shareholder surrender all of his or its ordinary shares owned at Closing pursuant to this Section 5.05(d), such Compass Shareholder shall have no further liability pursuant to this Agreement for any reason.

Fair Market Value shall mean the average closing price of the Compass ordinary shares as traded on its primary market for the five trading days immediately prior to the Determination Date, or if no primary market exists, then by appraisal from a licensed appraiser selected by Compass and the Compass Shareholder.

Determination Date shall mean the date the Loss is determined whether by court decision, agreement, or otherwise.

The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

Section 5.06. The Acquisition of Compass Ordinary Shares. Compass, Tsingda Shareholders, and Tsingda understand and agree that the consummation of this Agreement including the issuance of the Exchange Shares to the Tsingda Shareholders in exchange for the Tsingda Shares as contemplated hereby constitutes the offer and sale of securities under the Securities Act and applicable state statutes. Compass, Tsingda Shareholders, and Tsingda agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes, which depend, among other items, on the circumstances under which such securities are acquired.

(a). In connection with the transaction contemplated by this Agreement, Compass, Tsingda Shareholders, and Tsingda shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the states where the shareholders of Tsingda reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

(b). In order to more fully document reliance on the exemptions as provided herein, Tsingda, the Tsingda Shareholders, and Compass shall execute and deliver to the other, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as Tsingda or Compass and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

(c). The Tsingda Shareholders acknowledge that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

Section 5.07. Required Corporate Actions. In connection with the transactions contemplated herein, Compass hereby agrees to undertake the following actions as stated;

(a). At or prior to Closing, the Board of Directors of Compass shall have approved a resolution in a form reasonably acceptable to Tsingda or its counsel which details the rights, privileges and designations of the preferred shares to be issued to the Tsingda Shareholders at Closing (“Preferred Shares Resolution”).

(b). At or prior to Closing, the Board of Directors of Compass shall have directed the Secretary of Compass to serve notice convening a general meeting of shareholders of Compass to approve the name change to “Tsingda eEDU Corporation,” the share consolidation of its ordinary shares on a 3 for 1 ratio, and an increase of its authorized ordinary shares to 100,000,000 (“Charter Amendments”).

Section 5.08. Post Closing Corporate Acts. Following the Closing, the parties hereto covenant and agree to use commercially reasonable efforts undertake the following actions;

(a). obtain Compass shareholder approval of the Charter Amendments in accordance with Cayman Islands law, which includes conducting the requisite shareholder meeting.

(b). (i) prepare and file, as promptly as possible, with the SEC a Preliminary and, thereafter, a Definitive Schedule 14C Information Statement with respect to the Charter Amendments (provided however, that the costs of preparing and filing of the Schedule 14C shall be borne by the Compass Shareholders), (ii) promptly respond to comments from the SEC and promptly file any required amendments to the Schedule 14C Information Statement, if any, (iii) timely mail the stated Information Statement to its shareholders, and (iv) prepare and timely file with the SEC a Form 8-K disclosing the Charter Amendments. The Charter Amendments and Preliminary and Definitive Schedule 14C Information Statements shall be in forms reasonably acceptable to the parties hereto.

(c). prepare and file an amendment to (or restatement of) its Memorandum of Association and/or Articles of Association or such other appropriate instrument with the Registrar of Companies of Cayman Islands or other appropriate office with respect to the Charter Amendments.

(d). (i) prepare and file with the SEC a Rule 14f-1 Information Statement regarding the change of its directors to the Compass Shareholders (provided however, that the costs of preparing and filing of the Rule 14f Information Statement shall be borne by the Compass Shareholders), (ii) timely mail the stated Information Statement to its shareholders, and (iii) prepare and timely file with the SEC a Form 8-K disclosing the change of directors. The Rule 14f-1 Information Statement shall be in a form reasonably acceptable to the parties hereto.

Section 5.09. Payment of Liabilities. Recognizing the need to extinguish all existing liabilities of Compass prior to the Closing Date, Compass shall have paid and discharged all of its liabilities and obligations through the Closing Date (actual and accrued), except as stated in Section 5.08(b)(i) and (d)(i).

Section 5.10. Assistance with Post-Closing SEC Reports and Inquiries. Upon the reasonable request of Tsingda, after the Closing Date, certain of the Compass Shareholders, specifically, Karl Brenza and Cliff Teller, shall use their reasonable best efforts to provide such information available to it, including information, filings, reports, financial statements or other circumstances of Compass occurring, reported or filed prior to the Closing, as may be necessary or required by Compass for the preparation of the reports that Compass is required to file after Closing with the SEC to remain in compliance and current with its reporting requirements under the Exchange Act, or filings required to address and resolve matters as may relate to the period prior to Closing and any SEC comments relating thereto or any SEC inquiry thereof.

Section 5.11. Fees and Expenses. Except as stated in Section 5.09 above, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses whether or not the transaction is consummated. As used in this Agreement, “Expenses” shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters relating to the closing of the transactions contemplated hereby.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPASS

Unless otherwise waived in writing by Compass, the obligations of Compass under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01. Accuracy of Representations and Performance of Covenants. The representations and warranties made by Tsingda and Tsingda Shareholders in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement). Tsingda shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Tsingda prior to or at the Closing.

Section 6.02. Officer’s Certificate. Compass shall have been furnished with certificates dated the Closing Date and signed by a duly authorized executive officer of Tsingda, certifying that (a) each representations and warranties of Tsingda contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date and (b) the Tsingda Schedules are correct, true and accurate on the Closing Date, inclusive of updated Schedules.

Section 6.03. Secretary’s Certificate. Compass shall have received a Certificate of Secretary of Tsingda in a form acceptable to Compass certifying attached copies of (i) the Memorandum of Association and Articles of Association of Tsingda, (ii) the resolutions of the Tsingda Board approving this Agreement, related documents and the transactions contemplated hereby and thereby; and (iii) the incumbency of each authorized officer of Tsingda this Agreement and related agreements.

Section 6.04. Good Standing. At Closing, Compass shall have received a certificate of good standing from The Registrar of Corporate Affairs of the British Virgin Islands, certifying that Tsingda is in good standing as a company in the British Virgin Islands.

Section 6.05. Approval by Tsingda Shareholders. The Exchange shall have been approved by the holders of not less one hundred percent (100%) of the shares, including voting power, of Tsingda, unless a lesser number is agreed to by Compass.

Section 6.06. No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.07. Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Tsingda after the Closing Date on the basis as presently operated shall have been obtained.

Section 6.08. Legal Opinion. Compass shall have been furnished with an opinion dated the Closing Date, from the legal counsel of Tsingda, covering such matters as it relates to this Agreement and other matters reasonably requested by Compass.

Section 6.09. No Closing Material Adverse Effect. From the date of this Agreement until the Closing Date, there has not occurred a material adverse change in any of the assets, properties, business or operations of the Tsingda Group.

Section 6.10. Other Items.

(a). Compass shall have received a list containing the name, address, and number of shares held by the Tsingda Shareholders as of the date of Closing, certified by an executive officer of Tsingda as being true, complete and accurate; and

(b). Compass shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as Compass may reasonably request.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF TSINGDA AND THE TSINGDA SHAREHOLDERS

Unless otherwise waived in writing by Tsingda, the obligations of Tsingda and the Tsingda Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 7.01. Accuracy of Representations and Performance of Covenants. The representations and warranties made by Compass in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date. Additionally, Compass shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Compass.

Section 7.02. Officer’s Certificate. Tsingda shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of Compass, certifying that that each representation and warranty of Compass contained in this Agreement (a) shall have been true and correct as of the date of this Agreement and (b) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing.

Section 7.03. Secretary’s Certificate. Tsingda shall have received a Certificate of Secretary of the Compass in a form acceptable to Tsingda certifying attached copies of (i) the Memorandum of Association and Articles of Association of Compass, (ii) the Preferred Shares Resolution, (iii) the resolutions of the Compass Board approving this Agreement, related documents and the transactions contemplated hereby and thereby; and (iv) the incumbency of each authorized officer of Compass this Agreement and related agreements.

Section 7.04. Good Standing. Tsingda shall have received a certificate of good standing from the Registrar of Companies of Cayman Islands or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that Compass is in good standing as an exempted company in Cayman Islands and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

Section 7.05. No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 7.06. Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Compass after the Closing Date on the basis as presently operated shall have been obtained.

Section 7.07. Shareholder Report. Tsingda shall receive a shareholder’s report reflective of all Compass shareholders which does not exceed 3,743,531 Compass Ordinary Shares issued and outstanding and no preferred shares issued and outstanding as of the Closing Date, exclusive of the Exchange Shares.

Section 7.08. Preferred Shares Resolution. The Board of Directors of Compass shall have approved the Preferred Shares Resolution.

Section 7.09. Charter Amendments. The Board of Directors of Compass shall have recommended that the Charter Amendments be presented to its shareholders for their approval.

Section 7.10. Organizational Meeting Minutes. Tsingda shall have received the organizational meeting minutes of Compass.

Section 7.11. Change in Management and Board. The change in management and of the Board of Directors of Compass shall have occurred satisfactory to Tsingda’s counsel.

Section 7.12. No Closing Material Adverse Effect. From the date of this Agreement until the Closing Date, there has not occurred a material adverse change in any of the assets, properties, business or operations of Compass.

Section 7.13. Other Items. Tsingda shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as Tsingda may reasonably request.

ARTICLE VIII

CONDUCT PRIOR TO CLOSING

Section 8.01. Conduct of Business by the Compass. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, the Compass shall carry on its business in the ordinary course and in substantial compliance with all applicable laws and regulations, pay their respective debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due subject to good faith disputes over such obligations, and use their commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of each of its present officers and employees, respectively, and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which each party has business dealings material to their respective business.

Section 8.02. Conduct of Business by the Tsingda Group. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, each Tsingda Group member shall carry on its respective business in the ordinary course and in substantial compliance with all applicable laws and regulations, pay their respective debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due subject to good faith disputes over such obligations, and use their commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of each of its present officers and employees, respectively, and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which each party has business dealings material to their respective business.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Brokers. Compass, the Compass Stockholders, each Tsingda Group member and the Tsingda Shareholders agree that, except as set out on Schedule 9.01. attached hereto, there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement. Compass and the Compass Shareholders (jointly and severally), on one hand, and each Tsingda Group member and the Tsingda Shareholders (jointly and severally), on the other, agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 9.02. Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of New York. Venue for all matters shall be in New York, New York, without giving effect to principles of conflicts of law thereunder. Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction. Each of the parties hereto agree that service of process to any party with respect to any action relating to the transactions contemplated by the Agreement may be accomplished pursuant to the methods set forth in Section 9.03.

Section 9.03. Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to Tsingda, to:

P.O. Box 957,

Offshore Incorporations Centre,

Tortola, British Virgin Islands

With copies to:

Daniel H. Luciano, Esq.

242A West Valley Brook Road

Califon, New Jersey 07830

If to a Tsingda Shareholder to:

The respective address of each such party as set forth in Schedule 4.01

If to Compass, to:

c/o Maxim Group, LLC

405 Lexington

New York, New York 10174

If to a Compass Shareholder

c/o Maxim Group, LLC

(other than Nautilus Global

405 Lexington

Partners, LLC) , to:

New York, New York 10174

If to Nautilus Global Partners, LLC , to:

700 Gemini,

Suite 100,

Houston, TX 77056

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 9.04. Attorney’s Fees. In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 9.05. Confidentiality. Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 9.06. Public Announcements and Filings. Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

Section 9.07. Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

Section 9.08. Third Party Beneficiaries. This contract is strictly among the parties hereto , and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 9.09. Entire Agreement. This Agreement (including its Schedules and exhibits) represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 9.10. Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one year.

Section 9.11. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 9.12. Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 9.13. Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each party shall use its commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable. Each party also agrees that it shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

Section 9.14. Facsimile Signatures. Facsimile signatures shall be deemed rebuttably valid as to the execution of this Agreement.

Section 9.15. Mutual Drafting. No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party.

[Signature Pages Follow]

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

COMPASS ACQUISITION CORPORATION

By:	/s/ Karl Brenza
Name: Karl Brenza
Title: Chief Executive Officer

TSING DA CENTURY EDUCATION TECHNOLOGY CO. LTD

By:	/s/ Zhang Hui
Name: Zhang Hui
Title: Chief Executive Officer

COMPASS STOCKHOLDERS

/s/ Clifford Teller
Clifford Teller

/s/Christopher Fiore
Christopher Fiore

/s/ Karl Brenza
Karl Brenza

MJR Holdings, Inc.

By:	/s Michael Rabinowitz
Name: Michael Rabinowitz
Title: Chairman

Nautilus Global Partners, LLC

By:	/s/Joseph Rozelle
Name: Joseph Rozelle
Title: President

Approved and Accepted by the Tsingda Shareholders:

Name	Signature

Tsing Da Century Education	/s/Zhang Hui
Technology Co. Ltd.	Zhang Hui - Chief Executive Officer

Li Xiaojian	/s/ Li Xiaojian

Zhan Hongchun	/s/ Zhan Hongchun

Xie Lingbin	/s/ Xie Linbin

Yu Sheng	/s/ Yu Sheng

Yang Fanbin	/s/ Yang Fanbin

Ye Jiabo	/s/ Ye Jiabo

Feng Chengxiang	/s/ Feng Chengxiang

Wealth Index Capital Group, LLC	/s/Huang Shanchun
Huang Shanchun - President

Zhang Wei	/s/ Zhang Wei

Dong Hanbin	/s/ Dong Hanbin

Jiang Zhongchen	/s/ Jiang Zhongchen

Lin Huayu	/s/ Lin Huayu

Shen Jing	/s/ Shen Jing

Li Li	/s/ Li Li

Schedule 4.01

Name	Ordinary Tsingda Shares To Be Exchanged	Preferred Shares in Compass to be Received, Upon Exchange	Ordinary Shares in Compass to be Received Upon Conversion(1)	Address
LI XIAOJIAN	750	3,660.34	366,034	No.201 Unit5, Building19，Qixingyuan, Shijingshan District, Beijing,100040
ZHAN HONGCHUN	500	2,440.23	244,023	No.29, Building 8, No.16, Yuantian Road, Jinshui District, Zhengzhou, Henan, 450000
XIE LINGBIN	500	2,440.23	244,023	Room1205,No.153,Dongping Erli, Siming District, Xiamen, Fujian, 361004
FENG CHENGXIANG	150	732.07	73,207	No.7,Qiaosizhen South Street, Yuhang district, Hangzhou, Zhejiang, 361000
Wealth Index Capital Group LLC	2,573	12,557.41	1,255,741	Room1603,Unit15,Building3, Xinshijie Center Apartment, Chongwen Menwai,Beijing,100062
ZHANG WEI	3,765	18,374.92	1,837,492	7C,Building1, Jinrong Jidi No.8 Kefa Road, Nanshan District, Shenzhen, Guangdong, 518048
DONG HANBIN	2,396	11,693.57	1,169,357	Room501, Unit2, Building17, Jindu Xincheng, Xihu District, Hangzhou, Zhejiang,310000
JIANG ZHONGCHEN	2,396	11,693.57	1,169,357	Room801, No.16, Lane158, Damuqiao Road, Xuhui District, Shanghai, 200032
LIN HUAYU	3,884	18,955.69	1,895,569	Room401, No.16, Yangtaishan Road, Siming District, Xiamen, Fujian, 361000
SHEN JING	856	4,177.67	417,767	Room1603,Unit15,Building3, Xinshijie Center Apartment, Chongwen Menwai,Beijing,100062
LI LI	113	551.49	55,149	No.12,Unit5,Building 7, Yuetan North Street, Xicheng District, Beijing, 100045
YU SHENG	3,712	18,116.25	1,811,625	No.620, Zhongshan West Road, Changning District, Shanghai,200051
YANG FANBIN	2,750	13,421.25	1,342,125	No.16, Xinde Road, Siming District, Xiamen,Fujian, 361001
YE JIABO	2,250	10,981.03	1,098,103	Room401,No.63,Huguang Road, Siming District, Xiamen, Fujia, 361001
Tsing Da Century Education Technology Co.,Ltd	23,405	114,227.06	11,422,706	Room1803, Building13, Court58, Qingta West Road, Fengtai District, Beijing,100071
TOTAL	50,000	244,022.78	24,402,278

(1) Represents Ordinary Shares in Compass to be received upon conversion of the preferred shares after giving effect to the Charter Amendments including the 3 for 1 share consolidation contained therein.

Schedule 9.01

An agreement by and between the Compass and EastBridge Investment Group Corporation (“EastBridge”) pursuant to which Eastbridge is to receive at Closing 6,239,220 newly issued ordinary shares of Compass (pre consolidation) as consideration for the introduction of Tsingda to Compass.